Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES

FIRST-QUARTER 2014 FINANCIAL RESULTS

- Company achieves growth in U.S. business of 24% over prior quarter

- Cash flow positive operations anticipated in the second half of 2014

- 2014 net product sales guidance revised to between $180 and $200 million, from between $190 and $210 million

Cambridge, MA, May 6, 2014 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, announced its financial results and business highlights for the first-quarter of 2014.

Highlights

•	Aegerion achieved $27.0 million in net product sales of JUXTAPID® (lomitapide) capsules in the first-quarter of 2014. 96% of net product sales in the first quarter were from the United States business, representing growth of 24% over net product sales from the U.S. business in the prior quarter.

•	The Company now expects to achieve between $180 million and $200 million of net product sales in 2014; and anticipates reaching cash-flow positive operations in the second half of the year.

•	The Company experienced continued steady growth in the number of prescriptions written in the U.S., and continues to see solid demand in key HoFH markets outside the U.S. where lomitapide is sold on a named patient basis, including Brazil. Ex-U.S. net product sales in Brazil were, however, adversely affected by longer turn-around times between price quotation and order at the federal level, and delays in receipt of orders from the government of São Paulo, including as a result of the ongoing São Paulo investigation which is focused on determining whether there has been any violation of anti-corruption laws in connection with prescriptions written in that state. Ex-U.S. net product sales decreased 70% from the prior quarter despite opening up five new named patient sales markets during the quarter.

•	The Company recently initiated a Phase 3, open label clinical trial of lomitapide as an adjunct treatment to reduce low-density lipoprotein cholesterol (LDL-C) in adult Japanese patients with homozygous familial hypercholesterolemia (HoFH).

“We have made meaningful progress in the global commercialization of JUXTAPID as a treatment for HoFH, and believe we will be able to continue to grow our business supported by our increased commercial reach and focused execution,” said Marc D. Beer, Chief Executive Officer.

Mr. Beer continued, “Five quarters into the U.S. launch, our focus has been centered on optimizing our commercial strategy and execution, specifically with key investments in the sales force and patient support teams. With broader reach and reinforced patient support now in place, and the first quarter expansion and realignment of our sales organization complete, we expect 2014 net product sales growth from the U.S. business to be more weighted towards the second half of the year. Brazil continues to be our number two revenue-generating country, and we expect named patient sales there to grow in the long-term given the number of identified HoFH patients in the country, and the level of interest among physicians. In the near term, we expect quarterly fluctuations to continue as a result of purchase order delays in Brazil. While we do not believe that there have been any violations of the Brazilian anti-corruption laws in our activities, we have adjusted our guidance to reflect the impact of potential delays in orders this year as a result of the investigation.”

Financial Results

Net product sales for the first-quarter ended March 31, 2014 were $27.0 million, compared with $1.2 million in the first-quarter ended March 31, 2013. 96% of net product sales in the first quarter of 2014 were from the United States business, while 4% came from ex-U.S. countries. The Company expects net product sales from named patient sales in ex-U.S. countries to fluctuate quarter-over-quarter, and those sales could in any quarter be a smaller or greater percentage of total net product sales than in the previously reported quarter.

For the first-quarter ended March 31, 2014, GAAP net loss was $15.8 million, or $0.54 per share, compared with a GAAP net loss of $18.1 million, or $0.64 per share, for the same period in 2013.

Aegerion’s non-GAAP operating results are GAAP operating results adjusted for the impact of stock-based compensation. A full reconciliation of GAAP to non-GAAP financial results is included later in this press release.

For the first-quarter ended March 31, 2014, non-GAAP net loss, which excludes stock-based compensation, was $7.3 million, or $0.25 per share, compared with a non-GAAP net loss of $14.6 million, or $0.51 per share, for the same period in 2013.

Selling, general and administrative expenses were $31.8 million for the quarter ended March 31, 2014, compared to $13.2 million for the same period in 2013. The increase in selling, general and administrative expenses in the first-quarter of 2014 over the comparable period in 2013 was primarily related to increased headcount in both selling and administrative functions, outside services required to support the commercial launch of JUXTAPID in the U.S. and our global expansion, and increased legal fees.

Research and development expenses were $7.9 million for the quarter ended March 31, 2014, compared to $5.8 million for the same period in 2013. The increase in research and development expenses in the first-quarter over the comparable period in 2013 was primarily related to increased employee costs related to the Company’s medical affairs and international regulatory activities, as well as increased clinical development expenses associated with the development program for the pediatric HoFH indication.

Cash, cash equivalents and marketable securities totaled $116.8 million as of March 31, 2014, compared to $126.2 million as of December 31, 2013.

2014 Financial Guidance

Aegerion stated the following financial guidance:

•	Aegerion now expects global net product sales of between $180 million and $200 million for FY 2014, revised from the prior range of between $190 million and $210 million.

•	Aegerion expects total operating expenses, excluding stock-based compensation, of between $145 and $155 million for FY 2014. The Company expects GAAP operating expenses in 2014, including stock-based compensation, to be between $185 and $195 million.

•	Cash flow positive operations anticipated in the second half of 2014.

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Tuesday, May 6, 2014 at 5:00 p.m. EDT. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (international callers dial (760) 298-5082). In addition, the presentation will be webcast live, and may be accessed for up to 30 days following the call, by visiting the “Investors” section of Aegerion’s website, www.aegerion.com. An accompanying slide presentation also can be accessed via the “Investors” section of the Aegerion website.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercial potential and global opportunity for lomitapide; the potential impact of commercial expansion in the U.S., and global expansion activities outside the U.S.; expectations with respect to named patient sales outside the U.S.; the potential outcome and impact of government investigations; and expectations as to future financial results, including operating expenses, cash flow and net product sales. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other factors: the risk that market acceptance of lomitapide in the U.S. may not continue at the levels we expect and may be lower outside the U.S. than we expect; the risk that the conversion of prescriptions for lomitapide into patients on therapy may be lower than we expect; the risk that the actual number of patients with HoFH may be lower than our estimates; the risk that the restrictions imposed by the regulatory authorities or the side effect profile or the impact of competitive products may limit the potential of lomitapide; the risk that private or government payers may impose restrictions that hinder reimbursement; the risk that named patient sales in Brazil and other key countries outside the U.S. may not be at the levels we expect, or that orders for named patient sales may continue to be delayed, including as a result of government actions, economic pressures or political unrest; the risk that we do not obtain requisite pricing and reimbursement approvals in the key countries of the EU and in other countries outside the U.S. where lomitapide is approved at acceptable levels and without significant limitations; the risk that regulatory authorities in new markets may not be satisfied with the efficacy or safety profile of lomitapide or our proposed risk management plan, and may not approve lomitapide on a timely basis, or at all or that regulatory authorities impose significant restrictions on approval; the risk that the ongoing government investigations of our activities, or the outcome of any such investigation, may negatively impact our future business or results of operations; the risk that technical hurdles or regulatory authorities may delay initiation of future clinical trials; the risk of unexpected results in use of our commercial product or during our additional nonclinical or clinical development work with lomitapide; the risk of unexpected manufacturing issues affecting future supply; the risk that any of the foregoing may cause product sales revenue to be lower than we expect, or that we may incur unanticipated expenses in connection with our activities; and the other risks inherent in commercialization, drug development and the regulatory approval process.

For additional disclosure regarding these and other risks we face, see the disclosure contained in the “Risk Factors” section of Aegerion’s Annual Report on Form 10-K filed on March 3, 2014, and our other public filings with the Securities and Exchange Commission, available on the SEC’s website at http://www.sec.gov. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Manager, Investor Relations & Public Relations

(857) 242-5024

amurphy@aegerion.com

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
(In 000s)	2014	2013
Net product sales	$26,973	$1,231
Cost of product sales	2,664	183
Operating expenses:
Selling, general and administrative	31,778	13,220
Research and development	7,904	5,775
Restructuring costs	1	1

Total operating expenses	39,683	18,996

Loss from operations	(15,374)	(17,948)
Interest expense, net	(71)	(148)
Other expense, net	(107)	(46)

Net loss before provision for income taxes	(15,552)	(18,142)
Provision for income taxes	(224)	—

Net loss	$(15,776)	$(18,142)

Net loss per common share - basic and diluted	$(0.54)	$(0.64)

Weighted-average shares outstanding - basic and diluted	29,411	28,337

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(In 000s)	March 31, 2014	December 31, 2013
Cash, cash equivalents and marketable securities	$116,765	$126,231
Accounts receivable	9,338	7,572
Inventories	3,917	1,640
Prepaid expenses and other current assets	4,266	5,071
Property and equipment, net	2,153	1,654
Other assets	237	164

Total assets	$136,676	$142,332

Accounts payable and accrued liabilities	$21,329	$21,266
Current portion of long-term debt	3,578	3,578
Long-term debt	3,117	4,011
Other noncurrent liabilities	1,064	445

Total liabilities	29,088	29,300
Total stockholders’ equity	107,588	113,032

Total liabilities and stockholders’ equity	$136,676	$142,332

Aegerion Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

	Three Months Ended March 31,
(In 000s)	2014	2013
Net loss reconciliation:
GAAP net loss	$(15,776)	$(18,142)
Stock based compensation	8,523	3,578

Non-GAAP net loss	$(7,253)	$(14,564)

GAAP net loss per common share - basic and diluted	$(0.54)	$(0.64)

Non-GAAP net loss per common share - basic and diluted	$(0.25)	$(0.51)

GAAP and Non-GAAP weighted-average shares outstanding - basic and diluted	29,411	28,337

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$31,778	$13,220
Stock based compensation	(7,259)	(2,656)

Non-GAAP selling, general and administrative	$24,519	$10,564

Research and development reconciliation:
GAAP research and development	$7,904	$5,775
Stock based compensation	(1,264)	(922)

Non-GAAP research and development	$6,640	$4,853